EXHIBIT 10.1

December 18, 2006

Kevin King
Address

Dear Kevin:

It is our pleasure to offer you the position of President, Life Science Business and Executive Vice President with Affymetrix at an annual salary of $450,000.00, reporting to Dr. Steve Fodor, Chief Executive Officer and Chairman of the Board of Affymetrix.  Base salary and bonus target are reviewed on an annual basis.

In addition to your annual salary, we are pleased to offer a sign-on bonus in the amount of $100,000.00, which will be paid to you with your first regular paycheck.

In addition, we will recommend to the Compensation Committee of the Board of Directors of Affymetrix that you be granted two equity awards.  The first is a stock option to purchase 40,000 shares of common stock of Affymetrix at an exercise price equal to the fair market value of the shares on the date the option is granted.  This option will vest in four equal installments on each of the first four anniversaries of your employment with Affymetrix, provided that you continue to be an employee of Affymetrix on such anniversary dates.  The second is a grant of 60,000 full-value restricted shares of common stock of Affymetrix, of which 20,000 will vest on the six-month anniversary of your employment, 10,000 will vest on the first year of your anniversary of employment, and 15,000 will vest on each of the second and third anniversaries of your employment, provided that you continue to be an employee of Affymetrix on such dates.  The terms of these grants will be governed in all respects by the terms of the applicable Affymetrix equity incentive plan and the equity agreement that will be provided to you after commencement of your employment.

You will be eligible to participate in the Affymetrix Management Bonus Program in 2007 with an award level targeted at 65% of annual base salary.  The actual bonus amount is determined each year based on corporate achievement—financial performance & corporate goals—and your individual goal achievement.

Also included in this offer is our assistance with your relocation with the following:

1.               Movement of household goods including the shipment of 2 automobiles

2.               6 months corporate housing and car rental (available to you at the commencement of your employment)

3.               Business Class air travel from California to New Jersey NTE a reasonable number per month during the duration of temporary housing

4.               60 days storage of household goods

5.               Up to 1.5 points on a real estate loan

6.               Reimbursement of all non-recurring closing costs not to exceed 1.5% of purchase price and selling price

7.               Reimbursement of home sale commission costs

8.               $10,000 to cover unreceipted miscellaneous expenses

9.               2 house-hunting trips for you and your family

10.         If needed, Affymetrix will provide assistance in selling primary residence in New Jersey through a third party service provider.

The relocation assistance is available for 1 year of start date, except as noted above.

If you voluntarily terminate your employment with Affymetrix within one (1) year of your start date, your signature at the bottom of the last page of this letter signifies your agreement to reimburse Affymetrix in full for the sign on bonus outlined in paragraph 2.

If you voluntarily terminate your employment with Affymetrix within one (1) year of your home purchase date, your signature at the bottom of the last page of this letter signifies your agreement to reimburse Affymetrix in full for the above relocation expenses, with the exception of the expenses for corporate housing, car rental, air travel and house hunting trips, incurred on your behalf.  If you voluntarily terminate your employment with Affymetrix within two (2) years of your home purchase date, you agree to reimburse Affymetrix for 50% of the above relocation expenses.

As a condition of employment, we will require that you sign a copy of the Company’s Confidentiality and Nondisclosure Agreement.

In accordance with Federal Law, all new employees are required to present evidence of their eligibility to be employed in the United States.  Accordingly, we request that you provide us with an original of an appropriate document for this purpose.  This may be a birth certificate, a passport, a visa or a driver’s license and social security card, etc.

Your employment is at will, and no special or implied conditions of employment are established unless they are made in writing.

If you have any other questions, please do not hesitate to contact me at (408) 731-5000. Should you decide to accept this offer, please return a signed copy of this letter to my attention indicating your acceptance.  This offer will remain valid through December 19, 2006.

Kevin, your skills, experience and high potential are respected and valued by everyone with whom you met here at Affymetrix.  We look forward to having you accept this offer and join us in strengthening our Life Sciences Business and realize the promise of our technology to enhance the quality of life.

Sincerely,

/s/ Lori Ciano

Lori Ciano
Senior Vice President, Human Resources

Offer Acceptance:

/s/ Kevin King	12/19/06
Kevin King	Date

01/08/2007
Start Date